U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                             SEC FORM NUMBER 1-13002

                            CUSIP NUMBER 3793312T209

(Check One)

|X Form 10-K    |_| Form 11-K    |_| Form 20-F   |_| Form 10-Q    |_| Form N-SAR

                    For Period Ended : 12/31/98

                    |X| Transition Report on Form 10-K
                    |_| Transition Report on Form 20-F
                    |_| Transition Report on Form 11-K
                    |_| Transition Report on Form 10-Q
                    |_| Transition Report on Form N-SAR

                    For the Transition Period Ended: 12/31/98

________________________________________________________________________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________

                           COLECCIONES DE RAQUEL, INC.
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         (Exact name of small business issuer as specified in its charter)

             Nevada                                 93-1123005
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(State or other jurisdiction of                   (IRS Employer
        of Incorporation)                     Identification Number)

           9873 S. Santa Monica Blvd., Beverly Hills, California 90212
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                    (Address of principal executive offices)

                                 (310) 203-9240
                           ---------------------------
                           (Issuer's telephone number)

                                     PART II
                             RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed. (Check appropriate box.)

|X|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|_|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Our company has recently lost the employee who, for the last three years, has prepared the financial data for these reports. To prepare the necessary financial data would place a severe strain on the company.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Raquel Zepeda                                     (310) 203-9240
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        (Name)                                   (Area Code) (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitavely, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           COLECCIONES DE RAQUEL, INC.
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                  (Name of Registrant as Specified in Charter)

         Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     March 24, 1999                     By /s/ Raquel Zepeda
     ----------------------                    ---------------------------------
                                                    Raquel Zepeda, President

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)